Exhibit 14

BAOSHINN CORPRATION

CODE OF BUSINESS CONDUCT AND ETHICS

Purpose

This Code of Business Conduct and Ethics (the "Code") contains general guidelines for conducting the business of Baoshinn Corporation (the "Company" or "Baoshinn") consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics".

To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations; we adhere to these higher standards.

This Code is designed to deter wrongdoing and to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely, and understandable disclosure in reports and documents that Baoshinn files with, or submits to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by Baoshinn;

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Compliance with applicable governmental laws, rules and regulations;

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Prompt internal reporting of violations of the Code;

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Accountability for adherence to the Code.

Applicability

This Code applies to all of the directors, officers, employees and agents of Baoshinn, whether they work for Baoshinn on a full-time, part-time, consultative, or temporary basis (each an "employee" and collectively, the "employees"). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, senior finance officer, controller, vice presidents and any other persons who perform similar functions for Baoshinn (each, a "senior officer," and collectively, "senior officers").

The Board of Directors of the Company (the "Board") has appointed Ming Ling, the Company's finance manager, as the Compliance Officer for the Company. If you have any questions regarding the Code or would like to report any violation of the Code, please contact the Compliance Officer at 852-3184-3029 or mingling@baoshinn.com.hk

This Code was adopted by the Board on June 15 2007.

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Conflicts of Interest

Identifying Conflicts of Interest

A conflict of interest occurs when an employee's private interest interferes, or appears to interfere, in any way with the interests of Baoshinn as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of Baoshinn or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:

· Competing Business. No employee may be employed simultaneously by a business that competes with Baoshinn.

· Corporate Opportunity. No employee should use corporate property, information or his or her position with Baoshinn to secure a business opportunity that would otherwise be available to Baoshinn. If you discover a business opportunity that is in Baoshinn's line of business through the use of Baoshinn's property, information or position, you must first present the business opportunity to Baoshinn before pursuing the opportunity in your individual capacity.

· Financial Interests. No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business enterprise if that interest (i) adversely affects the employee's performance of duties or responsibilities to Baoshinn, or requires devoting any time to that interest during such employee's working hours at Baoshinn, or (ii) is in an enterprise that competes with Baoshinn. However, an employee may have up to a 5% stock ownership in a publicly traded company, unless such employee's duties include conducting or overseeing Baoshinn's business relations with that company.

· Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of Baoshinn. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

· Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of Baoshinn. Employees must obtain prior approval from the Board before accepting any such board or committee position.

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Baoshinn may revisit its approval of any such position at anytime to determine whether service in such position is still appropriate.

Disclosure of Conflicts of Interest

Baoshinn requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Compliance Officer. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee's objectivity in making decisions on behalf of Baoshinn. If a member of an employee's family is interested in doing business with Baoshinn, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to Baoshinn compared with those that would apply to a non-relative seeking to do business with Baoshinn under similar circumstances. Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, "family members" or "members of your family" include your spouse, brothers, sisters and parents, in-laws and children.

Gifts and Entertainment

The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions. It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses incurred by employees on behalf of Baoshinn must be properly accounted for on expense reports.

Protection and Use of Company Assets

Employees should protect Baoshinn's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on Baoshinn's profitability. The use of the funds or assets of the Company,

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whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited. To ensure the protection and proper use of Baoshinn's assets, each employee should:

· Exercise reasonable care to prevent theft, damage or misuse of Company property;

· Promptly report the actual or suspected theft, damage or misuse of Company property;

· Safeguard all electronic programs, data, communications and written materials from inadvertent access by others;

· Use Company property only for legitimate business purposes.

Accuracy of Financial Reports and Other Public Communications

Baoshinn is a public company and is required to report its financial results and other material information about its business to the public and the SEC. It is Baoshinn's policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage Baoshinn. Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

· Financial results that seem inconsistent with the performance of the underlying business;

· Transactions that do not seem to have an obvious business purpose;

· Requests to circumvent ordinary review and approval procedures.

Baoshinn's senior officers and other employees working in the finance department have a special responsibility to ensure that all of Baoshinn's financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

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Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.

Company Records

Accurate and reliable records are crucial to the Company's business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company's records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, payroll, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds or payments are strictly prohibited. You are responsible for understanding and complying with the Company's record keeping policy. Contact the Compliance Officer if you have any questions regarding the record keeping policy.

Compliance with Laws and Regulations

Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which Baoshinn operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy or insider trading. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at Baoshinn. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

Compliance Program

In order to implement the principles of the Company’s Code of Business Conduct and Ethics and to establish a Compliance Program, the Company has adopted the following policies:

Size of the Board: The Board will periodically review the appropriate size of the Board.

Management Directors: The Board anticipates that the Company’s Chief Executive Officer will be nominated annually to serve on the Board. The Board may also nominate other members of management.

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Board Membership Criteria: The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its shareholders and other stakeholders.

Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. The Company’s executive management will afford each Board member full access to the Company’s records, information, employees, outside auditors and outside counsel.

Financial Reporting; Legal Compliance and Ethics: The Board’s governance and oversight functions do not relieve the Company’s executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company’s financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Baoshinn and its employees.

If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect your confidentiality.

It is Baoshinn's policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of Baoshinn, if it does not comply with the law or with this Code, can result in serious consequences for both you and Baoshinn.

Baoshinn strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting

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reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action up to and including termination of employment.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public.

Conclusion

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Baoshinn consistent with the highest standards of business ethics. We expect all employees to adhere to these standards.

Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.

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